UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 8, 2010

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road
Flemington, New Jersey 08822
(Address of principal executive offices) (Zip Code)

(908) 782-3431
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Steven B. Ratoff – President and Chief Executive Officer

On January 8, 2010, NovaDel Pharma Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Steven B. Ratoff under which Mr. Ratoff will serve as the Company’s President and Chief Executive Officer effective as of January 1, 2010. On December 31, 2009, the Company’s Compensation Committee reviewed the form of the Agreement and granted the authority to Dr. Charles Nemeroff to finalize and execute the Agreement on substantially similar terms as those presented to the Committee. Mr. Ratoff has been the Company’s Chairman since September 2006, Interim President and Chief Executive Officer since July 2007, and Interim Chief Financial Officer since April 2009. Mr. Ratoff will continue to serve in his capacity as Interim Chief Financial Officer.

Under the terms of the Agreement, Mr. Ratoff is entitled to receive an annual base salary of $350,000 and a target annual incentive bonus equal to 50% of his annual base salary, which may be increased or decreased in the discretion of the Board of Directors. In addition, Mr. Ratoff received a grant of stock options on the date of the execution of the Agreement consisting of options to purchase 2,000,000 shares of the Company’s common stock under the Company’s 1998 Equity Incentive Plan and 2006 Equity Incentive Plan (together, the “Plans”). These options have an exercise price equal to $0.17 per share (which is the fair market value on the date of grant as defined by the Plans), will vest monthly in equal installments over a two year period and will be exercisable for a period of five years from the date of grant.

Upon a termination of the Agreement by Mr. Ratoff for good reason (as defined in the Agreement), Mr. Ratoff will continue to receive his annual base salary for a period of twelve months following such termination. In addition, Mr. Ratoff shall be entitled to receive a monthly severance payment during the twelve month period following his termination in an amount equal to one-twelfth of the greater of (a) the average of the annual incentive bonuses paid to Mr. Ratoff prior to the date of termination, (b) the last annual incentive bonus paid to Mr. Ratoff prior to termination, or (c) if the termination occurs within the first twelve months following the effective date of the employment agreement, the target annual incentive bonus. All previously awarded equity grants shall immediately vest upon such termination and Mr. Ratoff shall have a period of twelve months following such termination to exercise any unexercised stock options.

In the event of a termination by the Board of Directors of the Company without cause (as defined in the Agreement), Mr. Ratoff will be entitled to receive an amount equal to the greater of (i) twelve months base salary at the time of termination or (ii) the intrinsic value of any unvested and vested, but unexercised, stock grants on the date of termination. In the event the value of the equity grants is less than twelve months base salary, all unvested and vested, but unexercised, stock grants shall immediately be forfeited. In addition, Mr. Ratoff shall be entitled to receive the pro rata portion of the annual incentive bonus to the extent performance measures were met.

In the event of a termination by (i) the Board of Directors of the Company as a result of Mr. Ratoff’s disability, (ii) mutual agreement of the parties, or (iii) Mr. Ratoff for a change of control (as defined in the Agreement), Mr. Ratoff will be entitled to receive his base salary through the date of termination, the pro rata portion of his annual incentive bonus for that year and all other amounts to which he was entitled for portion of the year up to his termination. In the event of Mr. Ratoff’s death, Mr. Ratoff’s legal representatives will be entitled to receive the same amounts that Mr. Ratoff would have been entitled to receive for a termination as a result of the foregoing events.

The Agreement also contains provisions prohibiting Mr. Ratoff, during the term of his employment and for a period of two (2) year following his employment from soliciting for hiring, or hiring, any employee, consultant or independent contractor employed or affiliated with the Company. Mr. Ratoff shall also refrain either directly or indirectly from approaching or attempting to solicit any business of the Company.

The text of the Agreement is furnished as Exhibit 10.1.

David B. Bergstrom – Senior Vice President and Chief Operating Officer

As previously disclosed on a Current Report of Form 8-K on December 8, 2006, the Company had entered into an employment agreement with Dr. David H. Bergstrom, Ph.D. Dr. Bergstrom’s employment agreement expired by its terms on December 4, 2009. On December 31, 2009, the Compensation Committee of the Board of Directors of the Company approved the recommendation to maintain Dr. Bergstrom’s services and to continue his employment on the same terms and conditions as the employment agreement effective as of December 4, 2009. The Company and Dr. Bergstrom entered into a written agreement extending his employment on the same terms and conditions for a period of one year from the effective date with one year renewals thereafter.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated January 8, 2010, by and between NovaDel Pharma Inc. and Steven B. Ratoff.

99.1	Press release of NovaDel Pharma Inc., dated January 11, 2010, titled “NovaDel Appoints Steven B. Ratoff President and Chief Executive Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ Steven B. Ratoff

Name:	Steven B. Ratoff
Title:	President and Chief Executive Officer, Interim Chief Financial Officer and Secretary

Date: January 11, 2010